030 Putnam New York Tax Exempt Income Fund
5/31/12 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	21,754
Class B	215
Class C	814

72DD2 (000s omitted)

Class M   27
Class Y	224


73A1

Class A	0.170869
Class B	0.143172
Class C	0.136530

73A2

Class M	0.158548
Class Y	0.180520

74U1 (000s omitted)

Class A	129,023
Class B	1,515
Class C	6,574

74U2 (000s omitted)

Class M	172
Class Y	1,428

74V1

Class A	8.90
Class B	8.88
Class C	8.89

74V2

Class M	8.90
Class Y	8.90



Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.